Transgenomic, Inc. To Purchase Clinical Data, Inc.'s Diagnostic Business

--Addition of high-growth business accelerates expansion into molecular diagnostics

-Conference call to be held on December 6, 2010-

OMAHA, Neb., Nov. 29, 2010 /PRNewswire-FirstCall/ -- Transgenomic, Inc. (OTC Bulletin Board: TBIO) announced today the signing of a definitive agreement for Transgenomic to acquire the diagnostic business of Clinical Data, Inc. (Nasdaq: CLDA). This acquisition includes a suite of proprietary genetic commercial tests, certain proprietary biomarker assays, and the CLIA-certified laboratory operations of Clinical Data for a purchase price of approximately $15.4 million, primarily in cash and notes. Closing of the transaction is subject to customary regulatory approvals and closing conditions.

Craig Tuttle, Chief Executive Officer of Transgenomic, said, "This is a significant transaction for our company. It brings a well established and growing molecular diagnostic business addition, a substantial and established revenue base and validated new biomarker assays along with a talented diagnostic team. Importantly, the acquisition provides us with multiple growth opportunities through continued growth of the eleven test FAMILION® product portfolio of molecular assays for inherited cardiac disorders plus several proprietary assays for testing patients' response to important cancer treatments and patients' drug metabolism of a variety of drugs. This acquisition will significantly improve our competitive position and enhance our customer support and patient care capabilities. We look forward to completing this acquisition and integrating these assets into Transgenomic as quickly as possible."

Clinical Data has built the commercial, managed care and CLIA-certified laboratory infrastructure and capabilities to support its currently marketed tests including the FAMILION family of genetic tests for inherited heart diseases and PGxPredict® tests for predicting drug response. The diagnostic business includes: The FAMILION family of 11 commercialized proprietary tests; contracts with private and government health insurers for test reimbursement with coverage policies that offer access to genetic testing for an estimated 280 million patients; established academic and medical society guidelines, as well as the Heart Failure Society of America guidelines, that include genetic testing that can be identified by FAMILION tests that detect genetic mutations that cause cardiac channelopathies or cardiomyopathies; pipeline opportunities that include the Fc gamma receptor family of oncology tests and a clopidogrel response test; marketing resources; testing and customer service capabilities; intellectual property and rights; a state-of-the art facility; and equipment.

Financial Terms and Financing

The purchase price of $15.4 million consists of $6.0 million in cash, $8.5 million in a three-year note issued to Clinical Data bearing interest of 10% per annum with a principal repayment schedule beginning in May 2012, and a second note of $932,000 for facility improvements made to the CLIA-certified laboratory at 6.5% interest for a 12-month period.

Additionally, following the closing of the transaction, Clinical Data will be entitled to receive milestone payments upon the successful development and commercialization of multiple new products, royalty payments based on certain reimbursements received by the Company in connection with the performance of certain biomarker assays of the Company, a percentage of certain account receivables collected during the 18 month period following the closing, and a percentage of the aggregate proceeds received by the Company in connection with certain transfers of certain biomarker assay technology.

Griffin Securities, Inc. acted as financial adviser and placement agent to Transgenomic, Inc. on this transaction.

Conference Call

Transgenomic management will discuss this announcement and answer questions during a conference call scheduled for 5:00 p.m. Eastern time on Monday, December 6. To access the call via telephone, please dial 888-563-6275 (domestic) or 706-634-7417 (international) and enter conference ID number 28590807. The call also will be broadcast live over the Internet. To listen to the webcast, please log onto the Company's Investor Relations web page at http://www.transgenomic.com/events.asp?id=6 and follow the instructions. An archived webcast of the call will be available for 30 days. Investors can listen to a replay via telephone until 11:59 p.m. Eastern time on Wednesday, December 29, 2010 by dialing 800-642-1687 (domestic) or 706-645-9291 (international) and entering conference ID number 28590807.

About Transgenomic, Inc.

Transgenomic, Inc. develops and markets molecular diagnostic technologies, tests, and services for oncology, cardiology, hematology, inherited disorders, and diseases of aging. The Company is advancing the analysis of DNA and RNA at the molecular level, making it possible to detect disease more accurately at earlier stages, bringing improvements in the quality of patient care and lowering the costs of disease management. To learn more, please visit the Company's website at www.transgenomic.com.

Forward Looking Statements

Certain statements in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to a variety of matters, including but not limited to: the timing and anticipated completion of the pending asset acquisition; the benefits and synergies expected to result from the pending asset acquisition; the anticipated customer base for Transgenomic following the completion of the pending asset acquisition; and other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Transgenomic and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Transgenomic undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise.

Factors that could cause actual results to differ materially from the forward-looking statements contained herein include, but are not limited to: any operational or cultural difficulties associated with the integration of the assets being acquired; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the pendingasset acquisition; unexpected costs, charges or expenses resulting from the pendingasset acquisition; litigation or adverse judgments relating to the pendingasset acquisition; risks relating to the consummation of the contemplated asset acquisition, including the risk that the closing conditions will not be satisfied; the failure to realize synergies and cost savings from the transaction or delay in realization thereof; any difficulties associated with requests or directions from governmental authorities resulting from their reviews of the transaction; and any changes in general economic and/or industry-specific conditions. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements are set forth in the Annual Report on Form 10-K of Transgenomic for the year ended December 31, 2009, which was filed with the Securities and Exchange Commission ("SEC") on February 25, 2010, under the heading "Item 1A—Risk Factors" and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by Transgenomic.

CONTACT: Brett Frevert, CFO of Transgenomic, Inc., +1-402-452-5400; or Investors, Kim Sutton Golodetz, +1-212-838-3777, kgolodetz@lhai.com, or Bruce Voss, +1-310-691-7100, bvoss@lhai.com, both of Lippert/Heilshorn & Associates for Transgenomic, Inc.